                                                                  EXHIBIT 10.18


                              SEPARATION AGREEMENT
                              --------------------

     This Separation Agreement is made and entered into this fourth day of January, 2001 (the "Agreement"), by and between Harveys Casino Resorts, a Nevada corporation ("Employer"), and Charles W. Scharer ("Employee").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Employee is currently employed by Employer as its President and Chief Executive Officer and serves as a member of the Board of Directors of Employer (the "Board"), in each case, pursuant to an Amended and Restated Employment Agreement, dated as of April 28, 2000 (the "Employment Agreement");

     WHEREAS, in connection with Employee's employment with Employer, Employee and Employer have entered into a Stock Option and Restricted Stock Agreement, dated as of February 2, 1999 (the "1999 Award Agreement"), a Restricted Stock Agreement, dated as of May 26, 2000 (the "2000 Award Agreement"), a Deferred Compensation Agreement, dated as of February 2, 1999 (the "Deferred Compensation Agreement"), a Memorandum of Understanding, dated as February 2, 1999 (the "MOU"), and a Stockholders Agreement, dated as of February 2, 1999 (the "Stockholders Agreement" and, together with the Employment Agreement, the 1999 Award Agreement, the 2000 Award Agreement, the Deferred Compensation Agreement and the MOU, the "Management Agreements");

     WHEREAS, Employer and Employee have determined that it is in their respective best interests for Employee's employment with Employer to terminate and for Employee to resign from membership on the Board, in each case, effective as of the Termination Date (as defined below); and

     WHEREAS, Employer and Employee desire to agree upon the consequences of Employee's termination of employment and Board membership and to set forth such agreement herein.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. CERTAIN DEFINITIONS. For purposes of this Agreement, all capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Employment Agreement unless provided otherwise.

          2. TERMINATION OF EMPLOYMENT; BOARD MEMBERSHIP. Effective as of the earlier of (i) January 31, 2001 and (ii) any date after the date hereof specified by Employer upon five days' prior written notice to Employee (such earlier date, the "Termination Date"), Employee hereby resigns from his positions as President and Chief Executive Officer of Employer, as a member of the Board and from all other offices, positions and board of directors memberships with Employer or any of its subsidiaries or affiliates currently held by Employee. In furtherance of the foregoing, Employee agrees to promptly deliver such letters of resignation as Employer may reasonably request from time to time.

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

          3. BENEFITS IN CONNECTION WITH TERMINATION. Employee shall be entitled to the following payments and benefits in connection with the termination of his employment and Board memberships, subject to Employee's prior execution of a general release of claims substantially in the form attached hereto as Exhibit A and provided Employee does not revoke such release during the Revocation Period as permitted under the terms of such release. For purposes of this Agreement, the term "Revocation Period" means the period commencing on the Termination Date and ending on the seventh day immediately following the Termination Date (the "Revocation Period").

          (a) SEVERANCE COMPENSATION. No later than 5 business days following the expiration of the Revocation Period (such date of payment being referred to herein as the "Payment Date"), Employee shall be entitled to receive a lump sum cash payment equal to $1,938,000, which amount represents the cash severance payment described in Section 4.02(a) and 4.04(a) of the Employment Agreement equal to the product of (x) 2.0 and (y) the sum of the Employee's Base Salary ($570,000) and Annual Target Bonus ($399,000).

          (b) SPECIAL RETENTION BONUS. On the Payment Date, Employee shall be entitled to receive a lump sum cash payment equal to $500,000, which amount represents the retention bonus described in Section 7.04 of the Employment Agreement.

          (c) CONTINUED BENEFIT COVERAGE. Employee shall be entitled to continuation of his Benefits for the 24 month period immediately following the Termination Date; provided, that in the event that, during such period, pursuant to applicable law or the terms of the applicable plan, any Benefits may not be provided pursuant to the terms of the specific plan referenced in the Employment Agreement, Employer shall provide substantially equivalent benefits alternate means.

          (d)  AWARDS UNDER THE 1999 AWARD AGREEMENT. As of the Termination Date
     (x) 80% of all then outstanding Stock Awards and Stock Options granted to Employee pursuant to the 1999 Award Agreement shall be cancelled (such cancelled awards, the "Exchanged 1999 Stock Awards" and such cancelled options, the "Exchanged 1999 Options") in exchange for an aggregate payment (the "1999 Award Payment") equal to the sum of the amounts set forth in subparagraphs (i) and (ii) below, to be paid as set forth below, and (y) the remaining 20% of all Stock Awards and Stock Options granted to Employee pursuant to the 1999 Award Agreement shall terminate and be cancelled without any payment or other consideration to Employee.

               (i) The portion of the 1999 Award Payment in respect of each Exchanged 1999 Stock Award shall equal the product of (A) $43.42 (the "Deemed Share Price") multiplied by (B) the number of shares of Class A Common Stock and Class B Common Stock subject to each such Exchanged 1999 Stock Award.

               (ii) The portion of the 1999 Award Payment in respect of each
                    Exchanged 1999 Option shall equal the product of (A)(I) the excess of the Deemed Share Price over (II) the exercise price per share of Common Stock applicable under each such Exchanged 1999 Option multiplied by (B) the number of shares of Common Stock subject to each such Exchanged 1999 Option immediately prior to the cancellation thereof.

     Subject to Section 7(g), the 1999 Award Payment, together with any amounts that become payable to Employee pursuant to Section 3(e) hereof in respect of the 2000 Award (an such amounts collectively the "2000 Award Payment"), shall be made to Employee in cash in installments of $1 million each, with the first such installment payable on the first anniversary of the Payment Date and each subsequent installment payable on each successive anniversary of the Payment Date thereafter until Employee has received payment of the full amount of the 1999 Award Payment and the 2000 Award Payment; provided that the last installment payable pursuant to this paragraph (d) shall equal the excess of (i) the sum of the full amount of the 1999 Award Payment and the full amount of the 2000 Award Payment over (ii) the sum of all installments of the 1999 Award Payment and the 2000 Award Payment paid to Employee prior to the payment date for the last such installment payment. Employee shall be entitled to interest, at an annual rate of 12%, on all installments of the 1999 Award Payment and the 2000 Award Payment, such interest to accrue (i) in respect of installments of the 1999 Award Payment for the period beginning on the Payment Date and ending on the date prior to the payment date for the applicable installment and (ii) in respect of installments of the 2000 Award Payment for the period beginning on the date the corresponding Incentive Stock Grant Shares become Vested Incentive Stock Grant Shares and ending on the date prior to the payment date for the applicable installment.

          (e) AWARDS UNDER THE 2000 AWARD AGREEMENT. Each share of restricted stock awarded to Employee pursuant to the 2000 Award Agreement (such shares, collectively, the "Incentive Stock Grant Shares") shall be cancelled as of the Termination Date. Notwithstanding the cancellation of the Incentive Stock Grant Shares, Employee shall be entitled to receive a payment in respect of the portion, if any, of the Incentive Stock Grant Shares that become Vested Incentive Stock Grant Shares in accordance with the following provisions of this Section 3(e), such payment (i) to equal the product of (x) the number of Incentive Stock Grant Shares that become Vested Incentive Stock Grant Shares multiplied by (y) the Deemed Share Price and (ii) to be payable in accordance with the last paragraph of
     Section 3(d) above.

          All or a portion, as applicable, of the Incentive Stock Grant Shares shall become Vested Incentive Stock Grant Shares if and to the extent that the conditions set forth in subparagraphs (i) and (ii) of this Section 3(e) are satisfied.

          (i) Subject to satisfaction of the condition set forth in clause (ii) below, 20% of the Incentive Stock Grant Shares shall become Vested Incentive Stock Grant Shares as of the date of the Referendum Approval (as defined below) and the remaining 60% of the Incentive Stock Grant Shares shall become Vested Incentive Stock Grant Shares in three equal increments on the later of (x) December 1, 2000, December 1, 2001 and December 1, 2002, respectively, and (y) the date of the Referendum Approval, in each case, if, and only if, the performance criteria described in clause (A), (B) and (C) below, respectively, are satisfied, determined after giving effect to the adjustment and catch-up provisions of clauses (D) and (E) below:

               (A) For the Company's fiscal year ended November 30, 2000, subject to satisfaction of the condition set forth in clause
                    (ii) below, 1/3rd of the remaining 60% of the Incentive Stock Grant Shares shall become Vested Incentive Stock Grant Shares (i.e., 20% of the total Incentive Stock Grant Shares) if the Company's Bluffs Run Casino ("Bluffs Run") generates at least $34,000,000 EBITDA in such fiscal year (the "2000 Target").

               (B) For the Company's fiscal year ended November 30, 2001, subject to satisfaction of the condition set forth in clause
                    (ii) below, 1/3rd of the remaining 60% of the Incentive Stock Grant Shares shall become Vested Incentive Stock Grant Shares (i.e., 20% of the total Incentive Stock Grant Shares) if Bluffs Run generates at least $35,000,000 of EBITDA in such fiscal year (the "2001 Target").

               (C) For the Company's fiscal year ended November 30, 2002, subject to satisfaction of the condition set for in clause
                    (ii) below, 1/3rd of the remaining 60% of the Incentive Stock Grant Shares shall become Vested Incentive Stock Grant Shares (20% of the total Incentive Stock Grant Shares) if Bluffs Run generates at least $36,000,000 of EBITDA in such fiscal year (the "2002 Target" and, together with the 2000 Target and the 2001 Target, each a "Performance Target").

               (D) The 2001 Target and the 2002 Target shall be subject to equitable adjustment for any annual increase in state gaming taxes in such fiscal year and for revenue enhancing capital expenditures made during the preceding fiscal year.

               (E) In the event that Bluffs Run fails to meet a Performance Target in a fiscal year (a "Shortfall Year"), no portion of the Incentive Stock Grant Shares shall become Vested Incentive Stock Grant Shares for such Shortfall Year; provided, however, that if the Performance Target for the year immediately following a Shortfall Year is exceeded by at least the amount of the shortfall in the Shortfall Year (the difference between the Shortfall Year's Performance Target and the EBITDA actually generated by Bluffs Run in such Shortfall Year), then the number of Incentive Stock Grant Shares that would have become Vested Incentive Stock Grant Shares for the Shortfall Year if the Performance Target had been satisfied, shall, subject to satisfaction of the condition set forth in clause (ii) below, become Vested Incentive Stock Grant Shares as if the Performance Target in the Shortfall Year had been satisfied.

          (ii) No Incentive Stock Grant Shares shall become Vested Incentive Stock Grant Shares prior to Referendum Approval (as such term is defined in Section 2.2.1 of that certain Purchase and Sale Agreement and Joint Escrow Instructions dated August 31, 1999, by and between HBR Realty Company, Inc. and Iowa West Racing Association) and, in the event that Referendum Approval does not occur, no Incentive Stock Grant Shares shall ever become Vested Incentive Stock Grant Shares and, accordingly, no amount shall be payable to Employee in respect of the Incentive Stock Grant Shares pursuant to this Agreement, the 2000 Award Agreement or otherwise.

          No amount shall be payable to Employee in respect of 20% of the Incentive Stock Grant Shares under any circumstances and, with respect to the remaining 80% of the Incentive Stock Grant Shares, to the extent that the conditions set forth in subparagraphs (i) and/or (ii) of this Section 3(e) are not satisfied, no amount shall be payable to Employee in respect of the applicable portion of such remaining Incentive Stock Grant Shares hereunder, pursuant to the 2000 Award Agreement or otherwise.

          (f) DEEMED SERP SHARES. On the Payment Date, subject to Section 7(g), Employee shall be entitled to receive a lump sum cash payment equal to the product of the number of Deemed SERP Shares (within the meaning of the Deferred Compensation Agreement) multiplied by the Deemed Share Price.

          (g) ACCRUED SALARY AND BENEFITS. Employee shall be entitled to prompt payment of all accrued but unpaid Base Salary as of the Termination Date. In addition, Employee shall be entitled to all benefits accrued as of the Termination Date under the employee benefit plans of Employer in which Employee was a participant, including, without limitation, any payments determined by the Compensation Committee of the Board to have been earned under the 2000 Management Incentive Plan, such benefits to be paid or provided in accordance with the terms of such plans as in effect from time to time.

          4. ALTERNATIVE PROVISIONS; CONSUMMATION OF PINNACLE TRANSACTION. Notwithstanding and in lieu of the provisions of Section 3 of this Agreement, if the Pinnacle Transaction (as defined below) is consummated on or prior to March 15, 2001 in accordance with the terms of the Acquisition Agreement (as defined below), Employee shall be entitled to all of the payments and benefits provided under Section 4.04 of the Employment Agreement as though the termination of Employee's employment with Employer had been a Post-Acquisition Special Termination except that any payments and benefits therefore paid or provided to Employee pursuant to Section 3 of this Agreement shall reduce, on a dollar for dollar or benefit by benefit basis, as the case may be, any and all payments and benefits described in Section 4.04 of the Employment Agreement that become payable to Employee pursuant to this Section 4.

          The term (i) "Acquisition Agreement" means the Agreement and Plan of Merger, dated as of April 17, 2000, among Pinnacle Entertainment, Inc. ("Target"), PH Casino Resorts, Inc., a wholly owned subsidiary of Employer, and Pinnacle Acquisition Corporation ("Acquisition"), as the same may be amended, supplemented, or superceded and (ii) "Pinnacle Transaction" means the merger of Acquisition with and into Target or any similar transaction as a result of which Target, or an entity that has acquired substantially all of the assets and business of Target, controls, is controlled by or is under common control with Employer, but not including any transaction as a result of which Target and Employer are under common control solely be reason of having as their respective ultimate common parent a pooled investment entity sponsored by Colony Capital, Inc.

          5. CERTAIN RESTRICTIVE COVENANTS. Employee acknowledges that during the course of his employment with Employer, its subsidiaries and affiliates, he has been exposed to documents and other information regarding the confidential affairs of Employer, its subsidiaries and affiliates, including, without limitation, Colony Capital, Inc., its employees, owners and affiliates, including without limitation such information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, operational methods, acquisition plans (including without limitation potential acquisition targets), financing sources, prospectus, plans for future development and other business affairs and information about Employer and it subsidiaries and affiliates, including, without limitation, Colony Capital, Inc., its employees, owners and affiliates, all of which is not readily available to the public (the "Confidential Information"). Employee further acknowledges that the services performed by him pursuant to the Employment Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, Employee covenants and agrees as follows:

          (a) PROTECTION OF CONFIDENTIAL INFORMATION. At no time shall Employee ever divulge, disclose, or otherwise use any Confidential Information, unless and until such information is readily available in the public domain by reason other than Employee's unauthorized disclosure or use thereof, unless such disclosure or use is expressly authorized by the Board in writing in advance of such disclosure or use.

          (b) RETURN OF PROPERTY. In connection with the termination of Employee's employment, Employee shall promptly deliver to Employer's offices in Stateline, Nevada all of the property and equipment of Employer and its subsidiaries and affiliates (including any automobiles, cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which related to Employer, its subsidiaries, affiliates, successors or assigns, and/or their respective past or present officers, directors, employees or consultants (collectively, the "Employer Property, Records and Files"); it being expressly understood that, upon termination of Employee's employment, Employee shall not be authorized to retain any of the Employer Property, Records and Files, except to the extent expressly so authorized in writing by the Board.

          (c) NONCOMPETITION. For the one year period immediately following the Termination Date, Employee shall not at any time in the Lake Tahoe or Iowa geographic area or for or in respect of any entity which, directly or indirectly, including through affiliates, has operations in the Lake Tahoe or Iowa geographic area, directly or indirectly, (i) for Employee's own account, engage in any business that is competitive with the Business (as defined below); (ii) enter the employ of, or render any consulting services to, any entity that competes with Employer or its subsidiaries, affiliates, successors, or assigns, in the Business; or (iii) become interested in any such entity in any capacity, including without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided that (x) Employee may
     (A) own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or market if Employee is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity and (B) make passive investments in hospitality enterprises not materially competitive with gaming and/or enterprises which are principally bar/restaurant enterprises containing no more than 50 gaming positions.

          For purposes hereof, the term "Business" means the owning, operating, managing and/or developing of land-based or riverboat casinos or hotels associated or materially competitive with casinos, or any other business engaged in from time to time by Employer or its subsidiaries, affiliates, successors or assigns in which Employee had significant authority and responsibility in connection with his employment with Employer.

          (d) NON-SOLICITATION OF EMPLOYEES. For the two year period immediately following the Termination Date, Employee shall not at any time, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of Employer or any of its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, to terminate his, her or its employment or other relationship with Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, for the purpose of associating with any competitor of Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, for any other reason.

          (e) NON-SOLICITATION OF SUPPLIERS, CLIENTS, ETC. For the two year period immediately following the Termination Date, Employee shall not at any time, directly or indirectly, solicit or induce (i) any customers or clients of Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, or (ii) any vendors or suppliers of, or consultants then under contract to, Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, to terminate his, her or its relationship with Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, for the purpose of associating with any competitor of Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, or otherwise encourage such customers or clients, or vendors suppliers or consultants then under contract, to terminate his, her or its relationship with Employer or its successors, assigns, subsidiaries or, to the best of Employee's knowledge, affiliates, for any other reason.

          (f) NON-DISPARAGEMENT. Employee shall not, publicly or privately, disparage or otherwise make any derogatory statement (whether written or oral) in respect of Employer or any of its subsidiaries or affiliates, including, without limitation, Colony

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     Capital, Inc., its employees, owners and affiliates, or the conduct of any of their respective business or professional activities, except to the extent required (i) by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena and (ii) to litigate any claim against Employer for failure to pay any amount due to Employee under the terms of this Agreement. In the event that Employee shall have breached or breaches his obligations under this Section 5(f), Employee shall thereupon forfeit any and all rights he otherwise may have to any subsequent payment or benefit pursuant to this Agreement.

          (g) RIGHTS AND REMEDIES UPON BREACH. If Employee breaches any of the provisions of this Section 5 (the "Restrictive Covenants"), Employer and its subsidiaries, affiliates, successors or assigns shall have the rights and remedies set forth below in this paragraph (g), each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to Employer or its subsidiaries, affiliates, successors or assigns at law or in equity.

          (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to Employer or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to Employer or its subsidiaries, affiliates, successors or assigns.

          (ii) Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

          (iii) If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such reduction be limited to the minimum extent necessary, to render such provision enforceable), and, in its reduced form, such provision shall then be enforceable.

          (iv) Employee intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Employee that such determination not bar or in any way affect the right of Employer or its subsidiaries, affiliates, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          (6) TERMINATION OF AGREEMENTS. Effective as of the Termination Date, each of the Management Agreements is hereby terminated in its entirety without any liability or obligation thereunder on the part of Employer or any of its subsidiaries or affiliates or Employee.

          (7)  MISCELLANEOUS.

          (a) ENFORCEMENT COSTS. If any action to specifically enforce or enjoin a breach of this Agreement is necessary, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

          (b) GOVERNING LAW. This Agreement shall be construed and governed by the laws of the State of Nevada, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

          (c) BINDING EFFECT. This Agreement, and all of the terms and conditions hereof, shall bind Employer and its successors and assigns and shall bind Employee and his heirs, executors and administrators. No transfer or assignment of this Agreement shall release Employer from any obligation to Employee hereunder. Neither this Agreement, nor any of Employee's rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Employee. Employer may assign the rights and obligations of Employer hereunder, in whole or in part, to any of Employer's subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of Employer's assets or stock or in connection with any merger, acquisition and/or reorganization. In the event of the death of Employee, any amounts accrued and payable hereunder that, as of the date of death, have not been paid to Employee shall be paid on behalf of Employee to Employee's estate at the times specified and otherwise in accordance with the provisions of this Agreement.

          (d) NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, or by a nationally recognized overnight delivery service to the respective parties named below:

                            Employee:

                                Charles W. Scharer
                                P.O. Box 4735
                                148 Granite Springs Drive
                                Stateline, Nevada 89449
                                Facsimile: 775-586-6756

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
                            With a copy to:

                                Michael Forman
                                Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                                Philadelphia, PA 19102
                                Facsimile: 215-568-6603

                            Employer:

                                Harveys Casino Resorts
                                Attn: Corporate Secretary
                                Highway 50 and Stateline Avenue
                                Post Office Box 128
                                Stateline, NV 89449
                                Facsimile: 775-586-6852

                            With a copy to:

                                Mark Hedstrom
                                Colony Capital, Inc.
                                Suite 1200
                                1999 Avenue of the Stars
                                Los Angeles, CA 90067
                                Facsimile: 310-282-8808

                            and to:

                                Deborah E. Kurtzberg
                                Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                                New York, New York 10006
                                Facsimile: 212-225-3999

          (e) WAIVER. The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by Employer or Employee of any failure by Employee or Employer, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

          (f) ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Employer or the termination of such employment (including, without limitation, all of the Management Agreements) and contains all of the covenants, conditions and agreements between the parties with respect to such employment and termination of employment. Each party to this Agreement acknowledges that no representations, inducements, promises or other agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any addendum to or modification of this Agreement shall be effective only if it is in writing and signed by the parties to be charged.

          (g) FINANCING LIMITATIONS. Notwithstanding any other provision of this Agreement, Employer shall not be obligated or permitted to pay any amount in respect of the Stock Awards, the Stock Options, the Incentive Stock Grant Shares or the Deemed SERP Shares or pursuant to any of Sections 3(d), 3(e) or 3(f) if (i) the payment of such amount would result in a violation of the terms or provisions of, or result in a default or an event of default under, any guarantee, financing or security agreement or document entered into by Employer or any of its subsidiaries, affiliates or successors (such agreements and documents, as each may be amended, modified or supplemented from time to time, are referred to herein as the "FINANCING AGREEMENTS"), in each case as the same may be amended, modified or supplemented from time to time, or (ii) the payment of such purchase price would violate any of the terms or provisions of the Certificate of Incorporation by Employer. In the event that the payment of any such amount is prevented solely by the terms of this Section 7(g), the payment of such amount will be postponed and will be made, with interest at an annual rate of 12% for the period of delay, at the first opportunity thereafter when Employer has funds legally available therefor and when the payment of such amount will not result in any default or event of default or violation by Employer or any of its subsidiaries, affiliates or successors under any of the Financing Agreements or in a violation of any term or provision of the Certificate of Incorporation of the Employer.

          (h) TAXES. Employer may withhold from any payments and benefits made or provided hereunder all federal, state, city and other applicable income or employment taxes as shall be required by law.

          (i) SECTION HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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

          (j) COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

                    Dated as of this fourth day of January, 2001.

                                                Employee:


                                                /s/ CHARLES W. SCHARER
                                                ------------------------------
                                                Charles W. Scharer



                                                Employer:
                                                Harveys Casino Resorts

                                                By: /s/ JOHN MCLAUGHLIN
                                                   ---------------------------
                                                   Name: John McLaughlin
                                                   Its:  Sr. V.P./C.F.O.

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